UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
November 12, 2020

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
COMMON STOCK, $0.01 PAR VALUE	PLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 12, 2020, upon the recommendation of the Nominating and Governance Committee of the Board of Directors (the “Board”) of Plantronics, Inc. (the “Company”), Yael Zheng, age 56, accepted an offer and was appointed as a Director and to serve on the Strategy Committee of the Board (the “Strategy Committee”). Ms. Zheng will hold office until the date of the Company’s next annual meeting of stockholder and until her successor shall be elected and qualified or until her earlier death, resignation, retirement, disqualification or removal.

Mr. Zheng currently serves as Chief Marketing Officer of Bill.com, a leading provider of cloud-based software that automates accounts payables and receivables processes for SMBs and mid-sized companies, a role she has held since March 2018. Prior to joining Bill.com, Ms. Zheng served as Chief Marketing Officer for Tintri, Inc. from May 2014 through July 2017. From 2009 through 2012, she served as Chief Marketing Officer, on a consulting basis, for Medallia. Prior to that engagement, she held executive positions at VMware beginning in 2004 through 2008, including serving as Vice President, Marketing from 2005 through 2008.

Ms. Zheng served as an independent board member of a private company, Stella Connect, which she joined in August 2019. She received her Master in Business Administration from the University of California at Berkeley, Haas School of Business, and her Bachelor of Science degree in Materials Science and Engineering from the Massachusetts Institute of Technology.

Ms. Zheng was selected to serve as a member of the Company's Board and on its Strategy Committee because of her broad perspective and experience as a go-to market executive with a wide range of end-to end marketing experience across Software as a Service, infrastructure and hardware platforms which will help the Company drive its strategic initiatives and business models.

Ms. Zheng was not appointed to the Board pursuant to any arrangement or understanding with any other person. She has no family relationships with any director or executive officer of the Company and there are no transactions in which Ms. Zheng has an interest requiring disclosure under Item 404(a) of Regulation S-K. The Board has affirmatively determined that Ms. Zheng satisfies the definition of “independent director” under the rules and regulations of the New York Stock Exchange.

In connection her appointment to the Board, Ms. Zheng: (i) annually will be granted a restricted stock unit award for the Company's common stock having a fair market value of $200,000, pursuant to the Company's amended and restated 2003 Stock Plan and Outside Director Compensation Policy, which amount will be pro-rated at 75% for the Company's current fiscal year. Such equity award(s) will vest in full on the first anniversary of the grant date; (ii) will receive a standard annual non-employee director cash retainer of $50,000, payable quarterly, pro-rated at 75% for the Company’s current fiscal year; (iii) will receive a standard annual cash retainer for her membership on the Strategy Committee of $7,500, payable quarterly, pro-rated at 75% for the Company's current fiscal year; and (iv) will enter into a standard director indemnification agreement with the Company. The quarterly cash retainers and vesting of equity awards are subject to Ms. Zheng's continued service as a Director through such payment or vesting date, as applicable. Ms. Zheng also will be reimbursed for normal out of pocket travel expenses incurred by her in her service as a Director.

A copy of the press release announcing the appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Press release issued by Plantronics, Inc. on November 17, 2020, entitled "Yael Zheng Joins the Poly Board of Directors"
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 17, 2020	PLANTRONICS, INC.

		By:	/s/ Lisa Bodensteiner
		Name:	Lisa Bodensteiner
		Title:	Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary